UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2010

MENTOR GRAPHICS CORPORATION

(Exact name of registrant as specified in its charter)

Oregon

(State or other jurisdiction of incorporation)

0-13442	93-0786033
(Commission File Number)	(IRS Employer Identification Number)

8005 S.W. Boeckman Road

Wilsonville, OR 97070-7777

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (503) 685-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement;

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 27, 2010, Mentor Graphics Corporation (the “Company”) issued $11,509,000 in aggregate principal amount of its 6.25% Convertible Subordinated Debentures due 2026 (the “New Debentures”) to certain holders (the “Holders”) of the Company’s existing Floating Rate Convertible Subordinated Debentures due 2023 (the “2023 Debentures”) in exchange for $11,509,000 in aggregate principal amount of their 2023 Debentures, plus a nominal cash amount, and any accrued interest. The New Debentures were issued under and are governed by an Indenture (the “Indenture”) dated July 27, 2010 between the Company and Wilmington Trust Company, as Trustee (the “Trustee”).

The terms of the New Debentures are substantially similar to the 2023 Debentures, which results in changes from the 2023 Debentures including the following: (i) the New Debentures will mature on March 1, 2026 as opposed to August 6, 2023; (ii) the New Debentures bear interest at a rate of 6.25% per annum as opposed to the floating interest rate, which was 2.00313% since the last interest reset date of May 6, 2010; and (iii) holders of the New Debentures may convert their New Debentures into shares of the Company’s common stock (“Shares”) at a conversion rate of 55.6545 Shares per $1,000 principal amount of New Debentures (representing a conversion price of approximately $17.97 per Share), subject to adjustment, whereas holders of the 2023 Debentures may convert their 2023 Debentures into Shares at a conversion rate of 42.7305 Shares per $1,000 principal amount of 2023 Debentures (representing a conversion price of approximately $23.40 per Share).

The New Debentures are unsecured obligations of the Company and are effectively subordinated and subject in right of payment to the prior payment in full of all of the Company’s existing and future senior debt.

The following events are considered “Events of Default” under the Indenture, which may result in the acceleration of the maturity of the New Debentures:

(1) a default in the payment of principal or any redemption price, Put Right Purchase Price (as such term is defined in the Indenture) or Fundamental Change Repurchase Price (as such term is defined in the Indenture), if any, when due at maturity, upon redemption, repurchase, acceleration or otherwise on the New Debentures;

(2) a default in the payment of any interest on the New Debentures when due, and such failure continues for a period of 30 days;

(3) the failure to deliver when due all cash and shares of common stock, if any, deliverable upon conversion of the New Debentures upon exercise of a holder’s conversion right, and such failure continues for a period of 15 days;

(4) the failure to provide notice of the occurrence of a Fundamental Change on a timely basis;

(5) the failure to perform or observe any of the covenants in the New Debentures or Indenture governing the New Debentures for 60 days after written notice by the Trustee or the holders of at least 25% in principal amount of the New Debentures then outstanding;

(6) a default in the payment of principal when due at stated maturity of other indebtedness or acceleration of such other indebtedness for borrowed money of the Company and/or of designated subsidiaries where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $30 million and such acceleration has not been rescinded, stayed or annulled within a period of 30 days written notice by the Trustee or the holders of at least 25% in principal amount of the New Debentures then outstanding; or

(7) the occurrence of certain events involving the Company’s or a designated subsidiary’s bankruptcy, insolvency or reorganization.

As previously announced by the Company, the 2023 Debentures were exchanged by the Company with the Holders exclusively and solely for the New Debentures in a transaction exempt from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

A copy of the Indenture, including the form of the New Debentures, are attached hereto as Exhibits and incorporated herein by reference. The foregoing description of the Indenture is qualified in its entirety by reference to the full text of the Indenture.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Indenture, dated July 27, 2010, between Mentor Graphics Corporation and Wilmington Trust Company.

4.2	Form of 6.25% Convertible Subordinated Debenture due 2026 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 27, 2010	MENTOR GRAPHICS CORPORATION

	By:	/s/ Dean M. Freed
Dean M. Freed
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

4.1	Indenture, dated July 27, 2010, between Mentor Graphics Corporation and Wilmington Trust Company.

4.2	Form of 6.25% Convertible Subordinated Debenture due 2026 (included in Exhibit 4.1).